Exhibit 7.06

FC INVESTOR, LLC
c/o Colony Capital, LLC
1999 Avenue of the Stars
Suite 1200
Los Angeles, CA 90067

December 2, 2006

Fertitta Colony Partners LLC
2960 West Sahara Avenue
Las Vegas, NV 89102

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger (the “Agreement”) to be entered into by and among Station Casinos, Inc. (the “Company”), a Nevada corporation, Fertitta Colony Partners, LLC, a Nevada limited liability company (“FCP”), and a wholly-owned subsidiary of FCP. A draft of the Agreement is being furnished to the Company. Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Agreement.

This letter agreement shall become effective concurrently with the execution and delivery of the Agreement by each party thereto.

In the event of the satisfaction or waiver of the conditions precedent to FCP’s obligation to consummate the Merger set forth in Article VIII of the Agreement (it being agreed for purposes of this letter agreement that any condition precedent the satisfaction of which is dependent upon the contribution contemplated by this paragraph and which shall become satisfied upon the making of such contribution shall be deemed to have been satisfied), we agree that at the Closing we will contribute or cause to be contributed to FCP an aggregate amount of $2,220,000,000 (such sum, the “Commitment Amount”), which amount shall be used by FCP, together with the financing proceeds from the Debt Financing Commitments and the equity proceeds from the other Equity Financing Commitments to fund the Merger Consideration, pay any other amounts to be paid by FCP to any person on the Closing Date on the terms set forth in the Agreement and pay for related expenses. We will not be under any obligation pursuant to the preceding sentence unless and until the conditions precedent to FCP’s obligation to consummate the Merger set forth in Article VIII of the Agreement are satisfied or waived. We will not be under any obligation under any circumstances to contribute or cause to be contributed more than the Commitment Amount to FCP.

Notwithstanding anything that may be expressed or implied in this letter agreement, FCP, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that, no person other than the undersigned shall have any obligation hereunder and that, notwithstanding that the undersigned is a partnership, no recourse hereunder or any documents or instruments delivered in connection herewith shall be had against any current or future officer, agent or employee of the undersigned, against any current or future general or limited partner of the undersigned or any current or future director, officer, employee, general or limited partner, member, Affiliate or assignee of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of the undersigned or any current or future general or limited partner of the undersigned or any current or future director, officer, employee, general or limited partner, member, Affiliate or assignee of any of the foregoing, as such, for any obligations of the undersigned under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of or by reason of such obligations or their creation.

The undersigned hereby represents and warrants as follows:

(a)  The undersigned is a limited liability company duly formed, validly existing and in good standing under the laws of its jurisdiction of formation.

(b)  The execution, delivery and performance of this letter agreement by the undersigned is within its limited liability company powers and has been duly authorized by all necessary action, and no other proceedings or actions on the part of the undersigned are necessary to perform its obligations hereunder. This letter agreement is a valid and binding obligation of the undersigned enforceable against it in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles or equity.

(c)  The execution, delivery and performance by the undersigned of this letter agreement do not and will not (i) violate the organizational documents of the undersigned, (ii) violate any applicable Law or court or governmental order to which the undersigned or any of its assets are subject or (iii) require any consent or other action by any Person under, constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in any breach of or give rise to any right of termination, cancellation, amendment or acceleration of, any right or obligation of the undersigned.

In the event that the Agreement is terminated pursuant to Article IX of the Agreement, this letter agreement shall automatically terminate and be of no further force or effect without further action by the parties hereto on the date that is (10) Business Days subsequent to the termination of the Agreement if no claim for performance or monetary damages has been made hereunder prior to the tenth (10th) Business Day subsequent to the termination of the Agreement. If such a claim has been made prior to the date that is ten (10) Business Days subsequent to the termination of the Agreement, this letter agreement shall terminate upon final resolution of such claim. In addition, this letter agreement shall automatically terminate and be of no further force or effect if the Agreement has not been executed and delivered by each party thereto prior to the date on which the operating agreement of FCP terminates.

We shall be entitled to assign all or a portion of our obligations hereunder to any Person that agrees to assume our obligations hereunder, provided that we shall remain obligated to perform

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our obligations hereunder to the extent not performed by such Person(s).

Notwithstanding any other term or condition of this letter agreement, our liability under this letter agreement shall be limited to monetary damages only, shall be limited to a willful and material breach of this letter agreement and under no circumstances shall our maximum liability for any reason, including our willful and material breach of any of our commitments set forth herein, exceed $222,000,000 such damages shall not include any special, indirect, or consequential damages.

If the express third party beneficiary hereof determines to enforce the terms of this letter agreement as a result of a willful and material breach of this letter agreement, such third party beneficiary must do so on a pro rata basis against any other party to Equity Financing Commitments and Equity Rollover Commitments that have willfully and materially breached their obligations thereunder.

Upon the execution and delivery of the Agreement by each party thereto, the undersigned acknowledges that the Company will be relying on this letter agreement and will be an express third party beneficiary hereof and will be entitled to enforce obligations of the undersigned hereunder directly against the undersigned to the full extent thereof. This letter agreement is not intended to, and does not and will not, confer upon any Person, other than FCP and, if applicable, the Company, rights or remedies hereunder or in connection herewith.

This letter agreement may not be terminated (except as otherwise provided herein), amended, and no provision waived or modified, except by an instrument in writing signed by us and FCP; provided that any termination, amendment, waiver or modification that would reasonably be expected to be adverse to the Company in any material respect (after taking into account any other amendments, waivers or modifications proposed to be made to the other Financing Commitments) shall require the consent of the Company.

This letter agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada. In addition, each party hereto (i) irrevocably and unconditionally consents and submits to the personal jurisdiction of the state and federal courts of the United States of America located in the State of Nevada solely for the purposes of any suit, action or other proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, (iii) waives any claim of improper venue or any claim that the state or federal courts of the United States of America located in the State of Nevada are an inconvenient forum for any action, suit or proceeding between any of the parties hereto, or between any of the parties hereto and the express third-party beneficiary hereof, arising out of this letter agreement, (iv) agrees that it will not bring any action relating to this letter agreement in any court other than the state or federal courts of the United States of America located in the State of Nevada and (v) to the fullest extent permitted by Law, consents to service being made through the notice procedures set forth in Section 10.1 of the Agreement (with the address of the undersigned being the address set forth in the first page of this letter agreement).

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EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Very truly yours,

FC INVESTOR, LLC

By:	/s/ Jonathan H. Grunzweig
Name: Jonathan H. Grunzweig
Title: Vice President

ACCEPTED AND AGREED,
this 2nd day of December 2006

FERTITTA COLONY PARTNERS LLC

By:	/s/ Frank J Fertitta, III
Name: Frank J Fertitta, III
Title: Authorized Member